UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2017

Patriot National, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida

(Address of Principal Executive Offices)

(954) 670-2900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2017, Patriot National, Inc. (the “Company”) entered into an agreement with Guarantee Insurance Group (“GIG”) and Steve Mariano, the Chairman, Chief Executive Officer and majority owner of the Company and the majority owner of GIG, regarding the service agreements between the Company and GIG’s wholly-owned subsidiary Guarantee Insurance Company (“GIC”). GIC is the Company’s principal customer, with contracts and relationships from GIC generating $107.8 million, or 59% of the Company’s Total Fee Income and Fee Income from Related Party (the line item that reflects aggregate fee income) for the nine-months ended September 30, 2016 and $144.1 million, or 69%, for the year ended December 31, 2015.

Pursuant to the agreement, GIG agreed to, among other things, cause GIC to, subject to regulatory approval, amend each of the existing service agreements such that (1) the expiration date of each service agreement, as amended, shall be extended by not less than 10 years, (2) each such amended agreement shall provide that all of the services that GIC requires to be performed within the scope of such agreement shall be performed solely and exclusively by the Company, (3) GIC will have the right to terminate each such amended agreement only in the event that the Company substantially fails to meet its obligations under the agreement or the Company commits gross negligence in the performance of its obligations under the agreement, (4) none of the rights and obligations of GIC and the Company under the amended agreements shall be assigned to any other party without the prior approval of a majority of the independent directors of the Company, and (5) the Company and GIC will act in good faith to ensure that for the duration of the extended service agreements the amount of revenue to the Company from business with GIC does not decrease. In consideration of, among other things, the expansion of exclusivity and the extension of the term of such agreements and agreement as to certain corporate governance and financial covenants with respect to GIG, GIC (subject to regulatory approval) and the Company, the Company paid GIG $30 million which was required to be immediately contributed into GIC as surplus and thereby included in GIC’s calculation of total adjusted capital and its risk-based capital levels as of the end of the calendar year just ended in compliance with Florida Statute Section 624.4085.

As further material inducements for the Company’s payment, GIG and Mr. Mariano agreed to a series of corporate governance and financial covenants. These corporate governance covenants include the following: (1) at least one independent member of the Board of Directors of the Company shall have the right to attend and observe all meetings of the Board of Directors of GIC, (2) the Company will appoint an independent Lead Director, (3) the Company’s Audit Committee will have authority to approve payments of expenses for Board-related matters, (4) the Company’s Board of Directors will at all times be comprised of a majority of independent directors and nominations of new directors and nominations of directors seeking reelection must be approved by a majority of the independent directors, (5) the Company will not enter into any transaction with an affiliate of Mr. Mariano without the prior approval of a majority of independent directors and (6) prior approval of a majority of the Company’s independent directors will be required before the Company carries out certain extraordinary transactions.

Pursuant to the financial covenants, GIG agreed to cause GIC to (1) not issue any dividends or distributions to (other than dividends or distributions permitted by the Florida Office of Insurance Regulation), or make any further advances to, any of its or GIG’s shareholder(s), (2) adopt certain policies relating to operations including GIC expenses and (3) comply with certain other customary negative covenants including restrictions on indebtedness, investments, liens, affiliated party transactions and purchases and sales of assets, other than in the ordinary course of business. GIG further agreed that if it transfers or sells any of its shares in GIC, then GIG will pay to the Company the first $13.0 million in proceeds from such sale.

The transaction was approved by an independent special committee of the Company’s Board of Directors and by the independent directors of the Board. The special committee engaged separate independent legal counsel and financial advisors in connection with the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

By:	/s/ Thomas Shields
Name:	Thomas Shields
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

Date: March 3, 2017